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                   [NEW ENGLAND FINANCIAL LOGO APPEARS HERE]

                             NEW ENGLAND FINANCIAL
                              A MetLife Affiliate

March 15, 2000

TO OWNERS OF NELICO VARIABLE LIFE INSURANCE POLICIES:

A Special Meeting of Shareholders of the Goldman Sachs Midcap Value Series (the "Series") of New England Zenith Fund (the "Trust") will be held on April 13, 2000. At the Shareholders Meeting, New England Life Insurance Company ("NELICO") will vote all shares of the Series held in the New England Variable Life Separate Account which are attributable to NELICO Variable Life Insurance Policies in accordance with instructions received from Policy Owners. You are now being asked how shares of the Trust deemed attributable to your Policy should be voted at the Shareholders Meeting. The record date of the Shareholders Meeting is January 31, 2000. All Policy Owners with some or all of the policy's cash value invested in the Series will receive the enclosed Proxy Statement.

Enclosed is the Notice of Meeting and Proxy Statement relating to the Shareholders Meeting. After reviewing this material, please follow the Telephone Voting Instructions or complete and sign the Voting Instruction Form and return it in the enclosed, postage-paid, self-addressed envelope. If you fail to give voting instructions, shares of the Series deemed attributable to your Policy will be voted by NELICO in proportion to the voting instructions received from all other NELICO Variable Life Policy Owners.


                               [NEF "wave" logo]
                              501 BOYLSTON STREET
                               [NEF "wave" logo]
                             BOSTON, MASSACHUSETTS
                               [NEF "wave" logo]
                                 T 617-578-2000

                 New England Life Insurance Company, Boston, MA

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